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                         ENTERTAINMENT PROPERTIES TRUST
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                 (Name of Registrant as Specified in Its Charter)

                                BRT REALTY TRUST
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

[BRT LETTERHEAD]

April 20, 2001

TO SHAREHOLDERS OF ENTERTAINMENT PROPERTIES TRUST (EPR)

                                    ACT NOW

               WHY IS EPR AFRAID TO HAVE FRED GOULD ON THE BOARD?
                         WHAT ARE THEY HIDING FROM YOU?
                          WHY ARE THEY MISLEADING YOU?

I.  WHY ARE THEY AFRAID TO HAVE FRED GOULD ON THE BOARD?

    We believe that current management wants to avoid the scrutiny that Fred Gould's oversight would bring to management's compensation and conflicts of interest. Look further in this letter to see the problems that we believe require Fred Gould's oversight.

    EPR has not been responsive to our concerns. We believe that it is time to shake up current management with Fred Gould's election.

II.  WHAT ARE THEY HIDING FROM YOU?

     Management's bonuses to be paid in 2001 have not yet been announced. In EPR's last two proxy statements, management disclosed the bonuses that would be paid each such year. Last year they totaled $220,000. But this year, management claims that these determinations are delayed waiting for a consultant's report. Will the bonus announcements wait until after the election? CAN YOU HAVE FAITH IN MANAGEMENT IF THE COMPENSATION REPORT CONVENIENTLY HAPPENS TO BE DELAYED DURING A CONTESTED ELECTION?

     Election time is no time to delay important information. What will they do next?

III. WHY ARE THEY MISLEADING YOU ABOUT FRED GOULD?

     We believe that they want to avoid the scrutiny that Fred Gould will bring to the Board. In EPR's numerous letters to shareholders soliciting support for their candidate, they had been unresponsive to the issues BRT brought to the attention of our fellow shareholders. In their letter to shareholders dated April 18, 2001, EPR has at last responded to some of the criticisms that BRT made. Unfortunately, their response is both tardy and more importantly, as indicated later in this letter, either misleading or just wrong.

IV.  WHAT CAN YOU DO ABOUT IT?

     - Vote FOR Fred Gould.

       - Please sign and date the enclosed WHITE proxy card and return it in the envelope provided.

                       LOOK AT THE CONFLICTS OF INTEREST

- AMC controlled EPR's initial public offering. EPR used $249 million of the $255 million in IPO proceeds to buy properties from AMC. EPR and AMC themselves said that this transaction was NOT based on arm's-length negotiations. EPR stock never again traded at the $20 IPO price.

- Peter C. Brown, chairman of the Board of AMC, became the Chairman of EPR in connection with EPR's public offering.

- David M. Brain, a paid consultant of AMC, became the Chief Financial Officer (later a Trustee and President) of EPR in connection with EPR's public offering.

- AMC caused Scott H. Ward to become a Trustee of EPR in connection with EPR's public offering. Mr. Ward is a member of the Compensation Committee and voted in favor of ever increasing salaries and loans to management.

- Robert J. Druten, a current Trustee of EPR, is the executive vice president and chief financial officer of Hallmark Cards, Inc. His colleague, Charles J. Egan, vice president of Hallmark, serves on the Board of AMC and also is one of only two trustees of the family trusts that elect three of AMC's directors -- including Peter Brown, who is EPR's Chairman. Mr. Druten was made a Trustee by AMC in connection with taking EPR public.

                       LOOK AT THESE GIFTS TO MANAGEMENT

- EPR has made loans to its executives at below market interest rates - and less than EPR pays for its own loans -- in order to allow them to buy shares of EPR.

- In January 2000, Mr. Brain owed EPR $908,145, which was required to be repaid in three annual installments beginning that year. EPR waived the payment requirement and rolled this into a new loan and loaned him an additional $562,500 to buy more EPR stock. This new ten year loan has a below market interest rate of 6.24% -- less than EPR pays for its own loans -- AND DOES NOT REQUIRE ANY INTEREST OR PRINCIPAL PAYMENTS UNTIL MATURITY. Nevertheless, Mr. Brain currently receives $144,000 a year in dividends from EPR without paying any interest or principal.

- Each of the other two executives were granted a $281,250 loan on the same terms to buy EPR stock. They each currently receive $35,200 a year in dividends from EPR without paying any interest or principal.

We are concerned that the Board and the Compensation Committee will continue to grant favorable loans and grant undeserved pay increases unless Fred Gould represents shareholders on the Board. Unlike prior years, the Compensation Committee claims that they have not yet determined management's salary and bonuses to be paid this year -- during an election contest.

                             COMPARE THE CANDIDATES

FREDRIC H. GOULD

- An experienced executive with over 40 years of real estate experience.

- An independent with no ties to AMC or the EPR management.

- A representative of EPR's largest shareholder whose interests are strongly aligned with all shareholders because of its $19 million investment.

MANAGEMENT'S NOMINEE

- An executive of a candy company.

- He approved escalating salaries and favorable loans as a member of the compensation committee and he claims not to have set bonuses to be paid this year -- during an election contest, despite having done so in each of the last two years.

- He approved large severance packages for management despite objecting to golden parachutes adopted by a company he wanted to buy.

We believe that Fred Gould's qualifications and abilities to help EPR are substantially greater than Mr. Ward's due to his real property experience, reputation in the financial community and independence.

           EPR HAS PROVIDED YOU MISLEADING AND INCORRECT INFORMATION

     In EPR's numerous letters to shareholders soliciting support for their candidate, they had been unresponsive to the issues BRT brought to the attention of our fellow shareholders. In their letter to shareholders of April 18th, EPR has at last responded to some of the criticisms that BRT made. Unfortunately, their response is both tardy and more importantly, as indicated below, either misleading or just wrong.

     1. EPR UNRESPONSIVE TO SHAREHOLDERS. In response to our claim that EPR is unresponsive to shareholder interests by refusing to allow substantial shareholders to have representation on the Board, EPR claimed this is untrue stating that two of its 25 largest shareholders are on its Board and that they have never refused to consider the nomination of a shareholder to its Board. The facts, however, are as follows:

          (i) We assume EPR is referring to David M. Brain, its president, and to Scott H. Ward, a trustee. Although EPR states in their proxy statement that Mr. Brain owns 303,765 shares or 2.06% of the outstanding shares, we believe that based on public information, he in fact actually owns no more than 130,000 shares or less than 1%. The rest of the shares, which EPR indicated are owned, we believe are actually options to acquire shares that are not yet exercised, some of which are not even in the money while the rest are less than 25 cents in the money. Further, of the shares owned by Mr. Brain, he actually bought very few of these with his own money. Rather, EPR granted him approximately 20,000 shares at the IPO and an additional 80,000 shares were bought by Mr. Brain with the proceeds of extremely favorable loans made to him by EPR (which loans require no payments at all until maturity in 2010). Mr. Ward is indicated as owning just 101,047 shares -- or less than 1% -- (although it should be pointed out that the bulk of these shares are held in a family trust).

          (ii) EPR also indicated that they have never refused to consider a nomination of a shareholder to the Board. The facts, however, are that in January of 2001 in hopes of avoiding the hassle and substantial sums EPR would have to expend in a proxy fight, I spoke to the president of EPR and suggested that they add me as a Board member in addition to the five Board members that they then had. In response to that request, the president of EPR asked that I put in writing that request (which I did) and that they would then promptly send me a written questionnaire so that they could consider the request. When no questionnaire was received, I called the president several times with no return call at all until I was finally able to speak with the president on February 7th. At that time, he told me that they were getting the questionnaire together and that I would have them within the week but again no questionnaire ever came. I also requested a meeting with the Board to allow them to question me about my credentials and ability to help the Company and each time I requested this meeting, I was refused. THE FACTS ARE THAT ALTHOUGH EPR CLAIMS TO HAVE DULY CONSIDERED MY NOMINATION TO THEIR BOARD, THEY ASKED NO QUESTIONS OF ME, NEVER FORMALLY MET WITH ME AND NEVER EVEN ASKED FOR ANY REFERENCES.

     2. CONFLICT OF INTEREST. EPR claims that our criticism that EPR "persist[s] in allowing control of the Board by individuals with ties to the largest tenant of the Company, AMC Entertainment, Inc.", is untrue since EPR claims "only one of the five EPR Trustees has any ties to AMC". Unfortunately, this is just not true as we have previously pointed out:

          (i) Peter C. Brown, the Chairman of EPR, is also the Chairman of AMC. Unfortunately for EPR, Mr. Brown's economic interests are clear as his considerable salary is drawn from AMC and he owns 375,000 shares of AMC and options for an additional 284,000 shares while only owning 7,119 shares of EPR.

          (ii) David M. Brain, the current president of EPR was formerly a paid consultant to AMC.

          (iii) Robert J. Druten, a current Trustee of EPR, is the Executive Vice President and Chief Financial Officer of Hallmark Cards, Inc. Mr. Charles J. Egan, the former General Counsel and currently a Vice President of Hallmark Cards, Inc., serves on the Board of AMC and is also one of only two Trustees of the Family Trust that elects three directors of AMC.

     3. EPR FORMED AS A "CAPTIVE" OF AMC. We indicated that EPR "was formed as a captive by AMC", which they contend was untrue and that EPR "has never been in any sense of the word a captive of AMC". Merriam Webster's Collegiate Dictionary defines "captive", among other things, as "held under control of another but having the appearance of independence" which we think well describes the relationship of EPR to AMC. We believe that AMC controlled, was responsible for, and was the primary beneficiary of, EPR's public offering. We would like to bring to your attention that based on EPR's initial registration statement:

          (i) "AMC" appears more than 850 times;

          (ii) there was such a dependence of EPR on AMC that the financial statements of AMC were included in the registration statement;

          (iii) all the then properties of EPR were leased to and operated by AMC and EPR was granted options to acquire additional properties from AMC;

          (iv) the transactions between EPR and AMC were based on a "lack of arms' length negotiations"; the companies shared a Chairman of the Board and the original president of EPR had been a Senior Vice President of AMC and the current president of EPR had been a consultant to AMC; and

          (v) of the initial approximately $255 million in proceeds of EPR's public offering, over 95% of the proceeds went directly to AMC to purchase all of EPR's initial properties.

     4. INAPPROPRIATE GROUND LEASES. In reference to our criticism that AMC was involved in four of the five land lease transactions, EPR indicated that this was "misleading" as "AMC is a fee holder in only one such transaction" and that in the other three properties "AMC is a tenant". Clearly, being a fee holder in a land lease transaction or being a tenant in a land lease transaction would make one "involved" and the only thing misleading is EPR's attempt at obfuscation of this very serious financial issue. Curiously, EPR's April 18th letter claims that EPR has 7 ground leased properties and chastises us for claiming that AMC is involved with 4 of 5 such properties. However, we must point out that EPR's recent 10-K indicates that there are 6 not 7 (as they claim) such properties and that AMC is involved in 5 not 4 such properties. Therefor, our complaint on this issue has only worsened as the problem has deepened with another acquisition by EPR of a ground leased theatre where AMC is the subtenant.

     5. LACK OF ARMS-LENGTH DEALINGS. EPR contends that our statement that the EPR properties purchased from AMC were "not at a price related to value" was untrue. The reality is that EPR management stated in its public offering documents that the properties purchased by EPR from AMC were purchased "at a price equal to AMCE's development and construction costs" and that the rents to be paid "were determined by the management of AMCE and our company (EPR) and were not negotiated on an arms' length basis"; and they did not even claim that they were based on value, but rather only cost. How could there have been arms' length negotiation with this group: the Chairman of the Board of EPR at the time was the Chairman of the Board of AMC, the president of EPR at the time was a Senior Vice President of AMC and the CFO of EPR at the time was a paid consultant of AMC.

     6. MISLEADING EXPENSE COMPARISON. EPR contends that our claim that EPR management has "enriched itself even as stockholders suffered eroding share prices" is untrue and quotes percentages of revenues versus administrative costs as compared to REITs in general. Since EPR's portfolio consists almost entirely of net leased property with no operational requirements of the landlord, these comparisons are at best misleading. The operation of net leased properties simply requires very little administrative expenses. It is misleading for EPR to compare itself with REITs in general when the bulk of REITs own multi-tenanted shopping centers, apartment buildings, office buildings and the like that require significant landlord administrative responsibilities. EPR's administrative activity is really just depositing monthly rent checks -- the tenants maintain and operate the properties.

     7. "LOANS" TO INSIDERS. They claim that our statement that the loans EPR made to its executives are "at below market interest rates and favorable repayment terms in order to allow them to buy shares" is untrue since these loans are "full recourse loans that EPR has included as part of its compensation of management". The facts, however, are that Mr. Brain was indebted to the Company in the principal amount of $1,470,465 on January 1st, 2000 -- made up of an $800,000 loan initially made to him in 1997 to buy 40,000 shares of the Company stock at $20 per share and accrued interest of $108,145 and an additional $562,500 loan made effective on January 1st, 2000 to allow him to buy an additional 40,000 shares at $14 per share. The initial loan required repayment in equal annual installments on November 30th, 2000, 2001 and 2002. No payments of principal or interest were ever made on the initial loan and even before the first payment was due and payable, EPR, instead of collecting the payment, loaned Mr. Brain an additional $562,500 and then restated the existing loan to lower the interest rate even further to 6.24%, extend the term and WAIVE ALL PAYMENTS FOR AN ADDITIONAL 10 YEARS! EPR further strains credibility by contending that "the officers abide by a repayment schedule for interest and principal based on published federal interest rate" as (i) the loans call for no payments at all for 10 years so there is no repayment schedule to "abide" by and (ii) the "published federal rate" referred is really the LOWEST interest rate permitted by the IRS. As a consequence, Mr. Brain currently receives dividends at the rate of $1.80 per share on 80,000 shares or a total of approximately $144,000 PER ANNUM WITHOUT CURRENTLY PAYING A PENNY OF INTEREST OR PRINCIPAL TO THE COMPANY. Note as well that the generous severance packages for the senior executives provide that if they are let go portions of the loans are FORGIVEN AND EPR MUST PICK UP THE INCOME TAX OBLIGATIONS ON ACCOUNT OF SUCH FORGIVENESS. A like situation prevails with Messrs. Kennon and Silvers. What bank in America do you think would have made these loans at this interest rate (which is below the interest that EPR is presently paying on its own debt) and on these repayment terms?

     8. MANAGEMENT'S LIMITED REAL ESTATE EXPERIENCE. They claim that our criticism of EPR Trustees as having "little relevant real estate experience" is untrue since the management and Trustees "started and successfully managed EPR from its inception". This would leave one to believe that the only real estate experience they had was with this Company, which has only been in existence from 1997. We therefore stand by our initial comment that they have "little relevant real estate experience". In reference to their indicating that Scott Ward manages a company that owns substantial real property, before this year there was never any disclosure or comment relative to that made in any of the published materials of EPR and Mr. Ward's family candy businesses are not public so we have no way of verifying their claims.

     9. INAPPROPRIATE SHORT-TERM FINANCING. EPR contends that our statement that EPR made "a poor decision" when it "financed a substantial portion of its acquisitions using short term floating rate debt" is untrue and that it is "prudent corporate finance practice to use short term floating rate revolving credit as internal bridge financing to allow access to the permanent debt market when terms are deemed attractive." The facts, however, speak for themselves. Interest on floating debt goes up and down and that type of debt should not be used by companies that have fixed or modestly incremental income streams. We never suggested that short term debt could not be used for brief intervals pending long term financing but, rather, that the usage of a short term credit facility for an extended term (which is what happened with EPR) often results in short term benefits and long term detriments. Interest rates on their short term debt ultimately rose to a high of approximately 9.5% and negatively affected net income and cash flow. They suggest that our comment relating to the financial community not looking favorably at theater operating companies made it more difficult to refinance the short term debt and forced the Company to accept a five year term rather than preferable long term debt is misleading. Clearly the maturity of their initial credit line was not "meant to coincide with the current adverse credit environment for the exhibition industry" but that is exactly when the debt came due and illustrates why short term debt should not be used to finance long term assets. Their comment that they accepted a five year maturity rather than a ten year maturity leaves one to ponder whether they learned their lesson at all. Who knows what the interest rates are going to be at the end of five years?

     10. HOW INDEPENDENT IS SCOTT WARD? They further claim that we have no agenda to improve EPR and I think at this point it is best to compare the qualifications of the two individuals running for the one Board seat in order to determine which of the two you believe would more likely be helpful to the Company and its shareholders. Management's nominee, Scott H. Ward, currently owns less than 1% of the Company stock and claims to be an independent Trustee. We believe that he is not completely independent from management and note his favorable vote for the employment contracts of EPR's three top executives calling for raises of between 39% and 70%; excessive bonuses which were allowed to be taken in restricted stock at 150% of the initial bonus; substantial loans on very favorable terms to management personnel; substantial golden parachutes; and large severance packages granted to management. JUST SIX MONTHS PRIOR THERETO in the context of an attempted hostile takeover of Rocky Mountain Chocolate Factory (which by the way makes very good candy), Whitman Candies (where Mr. Ward and his brother serve as co-presidents) cited as one of the reasons for their withdrawal from the hostile takeover attempt "the excessive management severance packages granted by the Rocky Mountain Board to its senior management". Thomas S. Ward, Scott Ward's brother and co-president of Whitman Candies with Scott Ward, cited the golden parachutes as the "primary obstacle to completion of the offer" and stated further "We probably could have worked around the poison pill (shareholders rights plan), but the golden parachutes would have cost us an additional $2 million. If we had reduced the offer price to reflect the severance liability, we would have been shifting that money from the shareholders to senior management. We didn't want to do that." Some six months thereafter Scott Ward voted for substantially greater golden parachutes, severance packages and loans on favorable terms for the management of EPR. Does this sound like a director completely independent from management?

                       FRED GOULD IS THE BETTER CANDIDATE

     We believe that Fred Gould's qualifications and abilities to help the Company are substantially greater than Mr. Ward's, due to his real property experience, reputation in the financial community and independence.

     Prior to entering the real property field, Fred Gould practiced as an accountant and attorney specializing in real property transactions. Since 1960 he has been engaged in the ownership and operation of real property, real estate finance and the ownership of net leased properties. In addition to his direct experiences in real property ownership and operation, he currently serves on the Loan Committee and the Board of a federally insured and regulated thrift institution with in excess of $500 million in assets. He previously served on the Loan Committee and the Board of another federally insured and regulated thrift institution and helped in increasing the value of that thrift over time. That thrift was sold to a major banking institution at a very substantial profit to its shareholders. He has excellent relationships with major national real property mortgage lending institutions. As an example of the kind of benefits he can potentially bring to EPR, as an independent member of the Board of another REIT, whose shares are listed on the New York Stock Exchange, he was instrumental in introducing this REIT to one of these major lenders. Since the time of the introduction, this REIT has completed in excess of $125 million of long term first mortgage financing with this lending institution. We believe that in order for EPR to expand and prosper in this current environment, it needs to have capital and first mortgage financing availability to allow it to purchase additional quality entertainment complexes. If given the opportunity of joining the Board we believe Fred Gould will be able to enhance the availability of both of those segments.

     We are EPR's largest shareholder and own approximately 9.2% of EPR's shares. As you can see, we are extremely disappointed with the management of our Company and request your support for my election to the Board.

     In order to act in the best interests of shareholders and help the company grow and prosper we need your help in electing Fredric H. Gould to the Board. Please sign and date the enclosed WHITE proxy card and return it in the envelope provided. Hopefully, with your support, we will be allowed to help the Company grow and prosper.

     If anyone would like to speak to me personally, please feel free to call me at the above number or if I am not in, please speak to Simeon Brinberg or Mark Lundy.

Sincerely,
BRT REALTY TRUST

/s/ Fredric H. Gould
Fredric H. Gould
Chairman of the Board

                                   IMPORTANT

 PLEASE REVIEW THIS DOCUMENT AND THE ENCLOSED MATERIALS CAREFULLY. YOUR VOTE IS
                                VERY IMPORTANT,
                 NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

1. If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card to Georgeson Shareholder Communications Inc. in the postage-paid envelope provided today.

2. If you have previously signed and returned a proxy card to Entertainment Properties Trust, you have every right to change your vote. Only your latest dated card will count. You may revoke any proxy card already sent to Entertainment Properties Trust by signing, dating and mailing the enclosed WHITE Proxy Card in the postage-paid envelope provided. Any proxy may be revoked at any time prior to the 2001 Annual Meeting by sending a new proxy card to Georgeson Shareholder Communications Inc. or the Secretary of Entertainment Properties Trust, or by voting in person at the 2001 Annual Meeting.

3. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed WHITE Proxy Card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a WHITE Proxy Card to be issued representing your shares.

4. After signing the enclosed WHITE Proxy Card do not sign or return the Company's proxy card unless you intend to change your vote, because only your latest dated proxy card will be counted.

If you have any questions about giving your proxy or require assistance, please call:

                   Georgeson Shareholder Communications Inc.
                                17 State Street
                               New York, NY 10004
                        Banks and Brokers (212) 440-9800
                         Call Toll-Free: 1-800-223-2064

                                BRT REALTY TRUST
                               60 Cutter Mill Road
                              Great Neck, NY 11021
                           (516) 466-3100 - Telephone
                           (516) 466-3132 - Telecopier

BRT CRITICIZES FALSE AND MISLEADING STATEMENTS OF EPR

GREAT NECK, N.Y., April 23, 2001 -- BRT Realty Trust (NYSE:BRT) on Friday sent to the Shareholders of Entertainment Properties Trust (NYSE:EPR) the following letter which highlights the false and misleading statements of EPR. A copy of the letter is set forth below:

(BRT) BRT REALTY TRUST
60 Cutter Mill Road, Suite 303
Great Neck, New York  11021
Tel:     (516) 466-3100
Fax:     (516) 466-3132

April 20, 2001

TO SHAREHOLDERS OF ENTERTAINMENT PROPERTIES TRUST (EPR)

                                     ACT NOW

               WHY IS EPR AFRAID TO HAVE FRED GOULD ON THE BOARD?
                         WHAT ARE THEY HIDING FROM YOU?
                          WHY ARE THEY MISLEADING YOU?

I.       WHY ARE THEY AFRAID TO HAVE FRED GOULD ON THE BOARD?

         We believe that current management wants to avoid the scrutiny that Fred Gould's oversight would bring to management's compensation and conflicts of interest. Look further in this letter to see the problems that we believe require Fred Gould's oversight.

         EPR has not been responsive to our concerns. We believe that it is time to shake up current management with Fred Gould's election.

II.      WHAT ARE THEY HIDING FROM YOU?

         Management's bonuses to be paid in 2001 have not yet been announced. In EPR's last two proxy statements, management disclosed the bonuses that would be paid each such year. Last year they totaled $220,000. But this year, management claims that these determinations are delayed waiting for a consultant's report. Will the bonus announcements wait until after the election? CAN YOU HAVE FAITH IN MANAGEMENT IF THE COMPENSATION REPORT CONVENIENTLY HAPPENS TO BE DELAYED DURING A CONTESTED ELECTION?

         Election time is no time to delay important information. What will they do next?

III.     WHY ARE THEY MISLEADING YOU ABOUT FRED GOULD?

         We believe that they want to avoid the scrutiny that Fred Gould will bring to the Board. In EPR's numerous letters to shareholders soliciting support for their candidate, they had been unresponsive to the issues BRT brought to the attention of our fellow shareholders. In their letter to shareholders dated April 18, 2001, EPR has at last responded to some of the criticisms that BRT made. Unfortunately, their response is both tardy and more importantly, as indicated later in this letter, either misleading or just wrong.

IV.      WHAT CAN YOU DO ABOUT IT?

-        Vote FOR Fred Gould.

- Please sign and date the enclosed WHITE proxy card and return it in the envelope provided.

                        LOOK AT THE CONFLICTS OF INTEREST

- AMC controlled EPR's initial public offering. EPR used $249 million of the $255 million in IPO proceeds to buy properties from AMC. EPR and AMC themselves said that this transaction was not based on arm's-length negotiations. EPR stock never again traded at the $20 IPO price.

- Peter C. Brown, chairman of the Board of AMC, became the Chairman of EPR in connection with EPR's public offering.

- David M. Brian, a paid consultant of AMC, became the Chief Financial Officer (later a Trustee and President) of EPR in connection with the EPR's public offering.

- AMC caused Scott H. Ward to become a Trustee of EPR in connection with EPR's public offerings. Mr. Ward is a member of the Compensation Committee and voted in favor of ever increasing salaries and loans to management.

- Robert J. Druten, a current Trustee of EPR, is the executive vice president and chief financial officer of Hallmark Cards, Inc. His colleague, Charles J. Egan, vice president of Hallmark, serves on the Board of AMC and also is one of only two trustees of the family trusts that elect three of AMC's directors -- including Peter Brown, who is EPR's Chairman. Mr. Druten was made a Trustee by AMC in connection with taking EPR public.

                        LOOK AT THESE GIFTS TO MANAGEMENT

- EPR has made loans to its executives at below market interest rates - and less than EPR pays for its own loans -- in order to allow them to buy shares of EPR.

- In January 2000, Mr. Brian owned EPR $908,145, which was required to be repaid in three annual installments beginning that year. EPR waived the payment requirement and rolled this into a new loan and loaned him an additional $562,500 to buy more EPR stock. This new ten year loan has a market interest rate of 6.24% -- less than EPR pays for its own loans -- and does not require any interest or principal payments until maturity. Nevertheless, Mr. Brian currently receives $144,000 a year in dividends from EPR without paying any interest or principal.

- Each of the other two executives were granted a $281,250 loan on the same terms to buy EPR stock. They each currently receive $35,200 a year in dividends from EPR without paying any interest or principal.

         We are concerned that the Board and the Compensation Committee will continue to grant favorable loans and grant undeserved pay increases unless Fred Gould represents shareholders on the Board. Unlike prior years, the Compensation Committee claims that they have not yet determined management's salary and bonuses to be paid this year -- during an election contest.

                             COMPARE THE CANDIDATES

FREDRIC H. GOULD

-        An experienced executive with over 40 years of real estate experience.

-        An independent with no ties to AMC or the EPR management.

- A representative of EPR's largest shareholder whose interests are strongly aligned with all shareholders because of its $19 million investment.

MANAGEMENT'S NOMINEE

-        An executive of a candy company.

- He approved escalating salaries and favorable loans as a member of the compensation committee and he claims not to have set bonuses to be paid this year - during an election contest.

- He approved large severance packages for management despite objecting to golden parachutes adopted by a company he wanted to buy.

         We believe that Fred Gould's qualifications and abilities to help EPR are substantially greater than Mr. Ward's due to his real property experience, reputation in the financial community and independence.

            EPR HAS PROVIDED YOU MISLEADING AND INCORRECT INFORMATION

         In EPR's numerous letters to shareholders soliciting support for their candidate, they had been unresponsive to the issues BRT brought to the attention of our fellow shareholders. In their letter to shareholders of April 18th, EPR has at last responded to some of the criticisms that BRT made. Unfortunately, their response is both tardy and more importantly, as indicated below, either misleading or just wrong.

1. EPR UNRESPONSIVE TO SHAREHOLDERS. In response to our claim that EPR is unresponsive to shareholder interests by refusing to allow substantial shareholders to have representation on the Board, EPR claimed this is untrue stating that two of its 25 largest shareholders are on its Board and that they have never refused to consider the nomination of a shareholder to its Board. The facts, however, are as follows:

         (i) We assume EPR is referring to David M. Brain, its president, and to Scott H. Ward, a trustee. Although EPR states in their proxy statement that Mr. Brain owns 303,765 shares or 2.06% of the outstanding shares, we believe that based on public information, he in fact actually owns no more than 130,000 shares or less than 1%. The rest of the shares, which EPR indicated are owned, we believe are actually options to acquire shares that are not yet exercised, some of which are not even in the money while the rest are less than 25 cents in the money. Further, of the shares owned by Mr. Brain, he actually bought very few of these with his own money. Rather, EPR granted him approximately 20,000 shares at the IPO and an additional 80,000 shares were bought by Mr. Brain with the proceeds of extremely favorable loans made to him by EPR (which loans require no payments at all until maturity in 2010). Mr. Ward is indicated as owning just 101,047 shares - or less than 1% - (although it should be pointed out that the bulk of these shares are held in a family trust).

         (ii) EPR also indicated that they have never refused to consider a nomination of a shareholder to the Board. The facts, however, are that in January of 2001 in hopes of avoiding the hassle and substantial sums EPR would have to expend in a proxy fight, I spoke to the president of EPR and suggested that they add me as a Board member in addition to the five Board members that they then had. In response to that request, the president of EPR asked that I put in writing that request (which I did) and that they would then promptly send me a written questionnaire so that they could consider the request. When no questionnaire was received, I called the president several times with no return call at all until I was finally able to speak with the president on February 7th. At that time, he told me that they were getting the questionnaire together and that I would have them within the week but again no questionnaire ever came. I also requested a meeting with the Board to allow them to question me about my credentials and ability to help the Company and each time I requested this meeting, I was refused. THE FACTS ARE THAT ALTHOUGH EPR CLAIMS TO HAVE DULY CONSIDERED MY NOMINATION TO THEIR BOARD, THEY ASKED NO QUESTIONS OF ME, NEVER FORMALLY MET WITH ME AND NEVER EVEN ASKED FOR ANY REFERENCES.

2. CONFLICT OF INTEREST. EPR claims that our criticism that EPR "persist[s] in allowing control of the Board by individuals with ties to the largest tenant of the Company, AMC Entertainment, Inc.", is untrue since EPR claims "only one of the five EPR Trustees has any ties to AMC". Unfortunately, this is just not true as we have previously pointed out.

         (i) Peter C. Brown, the Chairman of EPR, is also the Chairman of AMC. Unfortunately for EPR, Mr. Brown's economic interests are clear as his considerable salary is drawn from AMC and he owns 375,000 shares of AMC and options for an additional 284,000 shares while only owning 7,119 shares of EPR.

         (ii) David M. Brain, the current president of EPR was formerly a paid consultant to AMC.

         (iii) Robert J. Druten, a current Trustee of EPR, is the Executive Vice President and Chief Financial Officer of Hallmark Cards, Inc. Mr. Charles J. Egan, the former General Counsel and currently a Vice President of Hallmark Cards, Inc., serves on the Board of AMC and is also one of only two Trustees of the Family Trust that elects three directors of AMC.

3. EPR FORMED AS A "CAPTIVE" OF AMC. We indicated that EPR "was formed as a captive by AMC", which they contend was untrue and that EPR "has never been in any sense of the word a captive of AMC". Merriam Webster's Collegiate Dictionary defines "captive", among other things, as "held under control of another but having the appearance of independence" which we think well describes the relationship of EPR to AMC. We believe that AMC controlled, was responsible for, and was the primary beneficiary of, EPR's public offering. We would like to bring to your attention that based on EPR's initial registration statement:

         (i) "AMC" appears more than 850 times;

         (ii) there was such a dependence of EPR on AMC that the financial statements of AMC were included in the registration statement;

         (iii) all the then properties of EPR were leased to and operated by AMC and EPR was granted options to acquire additional properties from AMC;

         (iv) the transactions between EPR and AMC were based on a "lack of arm's-length negotiations"; the companies shared a Chairman of the Board and the original president of EPR had been a Senior Vice President of AMC and the current president of EPR had been a consultant to AMC; and

         (v) of the initial approximately $255 million in proceeds of EPR's public offering, over 95% of the proceeds went directly to AMC to purchase all of EPR's initial properties.

4. INAPPROPRIATE GROUND LEASES. In reference to our criticism that AMC was involved in four of the five land lease transactions, EPR indicated that this was "misleading" as "AMC is a fee holder in only one such transaction" and that in the other three properties "AMC is a tenant". Clearly, being a fee holder in a land lease transaction or being a tenant in a land lease transaction would make one "involved" and the only thing misleading is EPR's attempt at obfuscation of this very serious financial issue. Curiously, EPR's April 18th letter claims that EPR has 7 ground leased properties and chastises us for claiming that AMC is involved with 4 of 5 such properties. However, we must point out that EPR's recent 10-K indicates that there are 6 not 7 (as they claim) such properties and that AMC is involved in 5 not 4 such properties. Therefor, our complaint on this issue has only worsened as the problem has deepened with another acquisition by EPR of a ground leased theatre where AMC is the subtenant.

5. LACK OF ARM'S-LENGTH DEALINGS. EPR contends that our statement that the EPR properties purchased from AMC were "not at a price related to value" was untrue. The reality is that EPR management stated in its public offering documents that the properties purchased by EPR from AMC were purchased "at a price equal to AMCE's development and construction costs" and that the rents to be paid "were determined by the management of AMCE and our company (EPR) and were not negotiated on an arms' length basis"; and they did not even claim that they were based on value, but rather cost. How could there have been arms' length negotiations with this group: the Chairman of the Board of EPR at the time was the Chairman of the Board of AMC, the president of EPR at the time was a Senior Vice President of AMC and the CFO of EPR at the time was a paid consultant of AMC.

6. MISLEADING EXPENSE COMPARISON. EPR contends that our claim that EPR management has "enriched itself even as stockholders suffered eroding share prices" is untrue and quotes percentages of revenues versus administrative costs as compared to REITs in general. Since EPR's portfolio consists almost entirely of net leased property with no operational requirements of the landlord, these comparisons are at best misleading. The operation of net leased properties simply requires very little administrative expenses. It is misleading for EPR to compare itself with REITs in general when the bulk of REITs own multi-tenanted shopping centers, apartment buildings, office buildings and the like that require significant landlord administrative responsibilities. EPR's administrative activity is really just depositing monthly rent checks - the tenants maintain and operate the properties.

7. "LOANS" TO INSIDERS. They claim that our statement that the loans EPR made to its executives are "at below market interest rates and favorable repayment terms in order to allow them to buy shares" is untrue since these loans are "full recourse loans that EPR has included as part of its compensation of management". The facts, however, are that Mr. Brain was indebted to the Company in the principal amount of $1,470,465 on January 1st, 2000 - made up of an $800,000 loan initially made to him in 1997 to buy 40,000 shares of the Company stock at $20 per share and accrued interest of $108,145 and an additional $562,500 loan made effective on January 1st, 2000 to allow him to buy an additional 40,000 shares at $14 per share. The initial loan required repayment in equal annual installments on November 30th, 2000, 2001 and 2002. No payments of principal or interest were ever made on the initial loan and even before the first payment was due and payable, EPR, instead of collecting the payment, loaned Mr. Brain an additional $562,500 and then restated the existing loan to LOWER the interest rate even further to 6.24%, extend the term and waive ALL PAYMENTS FOR AN ADDITIONAL 10 YEARS! EPR further strains credibility by contending that "the officers abide by a repayment schedule for interest and principal based on published federal interest rate" as (i) the loans call for no payments at all for 10 years so there is no repayment schedule to "abide" by and (ii) the "published federal rate" referred is really the LOWEST interest rate permitted by the IRS. As a consequence, Mr. Brain currently receives dividends at the rate of $1.80 per share on 80,000 shares or a total of approximately $144,000 PER ANNUM WITHOUT CURRENTLY PAYING A PENNY OF INTEREST OR PRINCIPAL TO THE COMPANY. Note as well that the generous severance packages for the senior executives provide that if they are let go portions of the loans are FORGIVEN AND EPR MUST PICK UP THE INCOME TAX OBLIGATIONS ON ACCOUNT OF SUCH FORGIVENESS. A like situation prevails with Messrs. Kennon and Silvers. What bank in America do you think would have made these loans at this interest rate (which is below the interest that EPR is presently paying on its own debt) and on these repayment terms?

8. MANAGEMENT'S LIMITED REAL ESTATE EXPERIENCE. They claim that our criticism of EPR Trustees as having "little relevant real estate experience" is untrue since the management and Trustees "started and successfully managed EPR from its inception". This would leave one to believe that the only real estate experience they had was with this Company, which has only been in existence from 1997. We therefore stand by our initial comment that they have "little relevant real estate experience". In reference to their indicating that Scott Ward manages a company that owns substantial real property, before this year there was never any disclosure or comment relative to that made in any of the published materials of EPR and Mr. Ward's family candy businesses are not public so we have no way of verifying their claims.

9. INAPPROPRIATE SHORT - TERM FINANCING. EPR contends that our statement that EPR made "a poor decision" when it "financed a substantial portion of its acquisitions using short term floating rate debt" is untrue and that it is "prudent corporate finance practice to use short term floating rate revolving credit as internal bridge financing to allow access to the permanent debt market when terms are deemed attractive." The facts, however, speak for themselves. Interest on floating debt goes up and down and that type of debt should not be used by companies that have fixed or modestly incremental income streams. We never suggested that short term debt could not be used for brief intervals pending long term financing but, rather, that the usage of a short term credit facility for an extended term (which is what happened with EPR) often results in short term benefits and long term detriments. Interest rates on their short term debt ultimately rose to a high of approximately 9.5% and negatively affected net income and cash flow. They suggest that our comment relating to the financial community not looking favorably at theater operating companies made it more difficult to refinance the short term debt and forced the Company to accept a five year term rather than preferable long term debt is misleading. Clearly the maturity of their initial credit line was not "meant to coincide with the current adverse credit environment for the exhibition industry" but that is exactly when the debt came due and illustrates why short term debt should not be used to finance long term assets. Their comment that they accepted a five year maturity rather than a ten year maturity leaves one to ponder whether they learned their lesson at all. Who knows what the interest rates are going to be at the end of five years?

10. HOW INDEPENDENT IS SCOTT WARD? They further claim that we have no agenda to improve EPR and I think at this point it is best to compare the qualifications of the two individuals running for the one Board seat in order to determine which of the two you believe would more likely be helpful to the Company and its shareholders. Management's nominee, Scott H. Ward, currently owns less than 1% of the Company stock and claims to be an independent Trustee. We believe that he is not completely independent from management and note his favorable vote for the employment contracts of EPR's three top executives calling for raises of between 39% and 70%; excessive bonuses which were allowed to be taken in restricted stock at 150% of the initial bonus; substantial loans on very favorable terms to management personnel; substantial golden parachutes; and large severance packages granted to management. JUST SIX MONTHS PRIOR THERETO in the context of an attempted hostile takeover of Rocky Mountain Chocolate Factory (which by the way makes very good candy), Whitman Candies (where Mr. Ward and his brother serve as co-presidents) cited as one of the reasons for their withdrawal from the hostile takeover attempt "the excessive management severance packages granted by the Rocky Mountain Board to its senior management". Thomas
S. Ward, Scott Ward's brother and co-president of Whitman Candies with Scott Ward, cited the golden parachutes as the "primary obstacle to completion of the offer" and stated further "We probably could have worked around the poison pill (shareholders rights plan), but the golden parachutes would have cost us an additional $2 million. If we had reduced the offer price to reflect the severance liability, we would have been shifting that money from the shareholders to senior management. We didn't want to do that." Some six months thereafter Scott Ward voted for substantially greater golden parachutes, severance packages and loans on favorable terms for the management of EPR. Does this sound like a director completely independent from management?

                       FRED GOULD IS THE BETTER CANDIDATE

         We believe that Fred Gould's qualifications and abilities to help the Company are substantially greater than Mr. Ward's, due to his real property experience, reputation in the financial community and independence.

         Prior to entering the real property field, Fred Gould practiced as an accountant and attorney specializing in real property transactions. Since 1960 he has been engaged in the ownership and operation of real property, real estate finance and the ownership of net leased properties. In addition to his direct experiences in real property ownership and operation, he currently serves on the Loan Committee and the Board of a federally insured and regulated thrift institution with in excess of $500 million in assets. He previously served on the Loan Committee and the Board of another federally insured and regulated thrift institution and helped in increasing the value of that thrift over time. That thrift was sold to a major banking institution at a very substantial profit to its shareholders. He has excellent relationships with major national real property mortgage lending institutions. As an example of the kind of benefits he can potentially bring to EPR, as an independent member of the Board of another REIT, whose shares are listed on the New York Stock Exchange, he was instrumental in introducing this REIT to one of these major lenders. Since the time of the introduction, this REIT has completed in excess of $125 million of long term first mortgage financing with this lending institution. We believe that in order for EPR to expand and prosper in this current environment, it needs to have capital and first mortgage financing availability to allow it to purchase additional quality entertainment complexes. If given the opportunity of joining the Board we believe Fred Gould will be able to enhance the availability of both of those segments.

         We are EPR's largest shareholder and own approximately 9.2% of EPR's shares. As you can see, we are extremely disappointed with the management of our Company and request your support for my election to the Board.

         In order to act in the best interests of shareholders and help the company grow and prosper we need your help in electing Fredric H. Gould to the Board. Please sign and date the enclosed WHITE proxy card and return it in the envelope provided. Hopefully, with your support, we will be allowed to help the Company grow and prosper.

         If anyone would like to speak to me personally, please feel free to call me at the above number or if I am not in, please speak to Simeon Brinberg or Mark Lundy.

Sincerely,
BRT REALTY TRUST



Fredric H. Gould
Chairman of the Board



Contact: Simeon Brinberg, Senior Vice President 516.466.3100